Exhibit 99.1

GlyEco Sets Stage for International Expansion Through Agreement With Haldor Topsoe

Two Companies Will Collaborate in the Development of Waste Glycol Recycling Facilities
GlyEco, Inc.
4 hours ago

PHOENIX, Oct. 27, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company"), signed a non-binding Memorandum of Understanding ("MOU") with world-leading catalysis and process technology firm Haldor Topsoe. The two companies entered the collaborative agreement to identify and develop waste glycol recycling facilities internationally.

"I am extremely happy to welcome Haldor Topsoe to the GlyEco team," stated John Lorenz, CEO of GlyEco. "Haldor Topsoe is a well respected firm with reported revenues of nearly $1 billion in 2013. We share both a passion for science and a culture of innovation, and our core values and dedication to sustainability solutions are in alignment. We intend to make those values the foundation of a solid relationship."

"Together our organizations will combine our strengths to deliver sustainable glycol solutions to the global market," Lorenz continued. "This is a huge break-through for glycol recycling. Haldor Topsoe brings decades of experience in successfully designing and building large chemical processing operations, and they have a team of very experienced engineers located throughout the world. Together, we can accelerate the timeline to deliver sustainable glycol solutions to un-served industries on a very large scale. Everyone benefits from this agreement."

Under the terms of the MOU, each company will focus on its core competencies; Haldor Topsoe will leverage its significant engineering resources and international customer relationships, while GlyEco will leverage its proprietary glycol recycling technology.

The two companies are jointly utilizing resources to identify initial projects for development. Once an initial glycol recycling plant project has been identified, a binding agreement is expected with additional agreements to follow tailored for each future project.

About Haldor Topsoe

Haldor Topsoe (http://www.topsoe.com) is a Danish world-leading catalysis and process technology firm Haldor Topsoe founded in 1940. The company has over 2,700 employees worldwide. Haldor Topsoe specializes in the production of heterogeneous catalysts and the design of process plants based on catalytic processes. Focus areas include the fertilizer industry, chemical and petrochemical industries, and the energy sector (refineries and power plants). Haldor Topsoe is one of the world(1)s leading companies within the field of heterogeneous catalysis, and approximately fifty percent of the fertilizer used on a worldwide scale is made with the help of technology from Haldor Topsoe.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com